Exhibit 3.17.1

CERTIFICATE OF INCORPORATION

OF

UNITED TRANSPORTS, INC.

FIRST.    The name of the corporation is UNITED TRANSPORTS, INC.

SECOND.     Its principal office in the State of Delaware la located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent, is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware.

THIRD.      The nature of the business, or objects or purposes to be transacted, promoted or carried on are: to engage in the transportation of property by motor vehicle; to engage in transportation of motor vehicles under own power; to engage in the general transportation business and to buy, sell, lease or operate other motor carriers to engage in or arrange for transportation of property by railroad or water-way; to operate as common or contract carrier by motor vehicle, railroad or barge; to operate warehouses and engage in ware-housing business; to buy, sell, deal and engage in the sale of motor vehicles and parts; to buy, sell, deal or engage In the sale or storage of petroleum producte; to buy, sell, deal and engage in the sale of tires and other rubber producte; to own, manage or operate rail, motor or water freight terminals with all other incidental purposes necessary to foregoing.

To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

To guarantee, purchase, hold, sell, assign, transfer mortgage, pledge or otherwise dispose of shares of the capital stock of, or any bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state, country nation or government, and while the owner thereof to exercise all the rights, powers and privileges of ownership, including the right to vote thereon.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the act hereinafter referred to, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

FOURTH:      The total number of shares of which the corporation shall have authority to issue to One Thousand (1,000); all of such shares shall be without par value.

FIFTH:     The amount of capital with which the corporation will commence business 1. One Thousand Dollars (1,000.00).

SIXTH:     The names and places of residence of the incorporators are as follows;

NAMES	RESIDENCES

L. E. Gray	Wilmington, Delaware

L. H. Herman	Wilmington, Delaware

Walter Lenz	Wilmington, Delaware

SEVENTH:   The corporation is to have perpetual existence.

EIGHTH:    The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

NINTH:     In furtherance, and not in limitation of the powers conferred by statute, the board of directors is ex-presaly authorized:

To make, alter or repeal the by-laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the Banner in which it was created.

By resolution or resolutions, passed by a majority of the whole board to designate one or more committees, each committee to conslat of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stock-holders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

The corporation may in its by-laws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

TENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stock-holders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 3883 of the Revised Code of 1915 of said

State, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 43 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the sale compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stock-holders, of this corporation, as the case may be, and also on this corporation

ELEVENTH:    Both stockholders and directors shall have power, if the by-laws so provide, to hold their meet-ings, and to have one or more offices within or without the State of Delaware, and to keep the books of this corporation (subject to the provisions of the statutes), outside of the State of Delaware at such places as may be from time to time designated by the board of directors.

TWELFTH:     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the General Corporation Law of the State of Delaware, being Chapter 66 of the Revised Code of Delaware, and the aote amendatory thereof and supplemental thereto, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and [ILLEGIBLE] this 26th day of January, A. D. 1939.

/s/ L. E. Gray	[SEAL]

/s/ L. H. Herman	[SEAL]

/s/ Walter Lenz	[SEAL]

In presence of

/s/ Harold Grantland

STATE Of DELAWARE	)
	)	SS:
COUNTY OF NEW CASTLE	)

BE IT REMEMBERED, That on this 26th day of January, A. D. 1939, personally came before me Harold E. Grantland, a Notary Public for the State of Delaware, L. E. Gray, L. H. Herman and Walter Lenz, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts therein stated are truly set forth.

GIVEN under my hand and seal of office the day and year aforesaid.

/S/ Harold E. Grantland
Notary Public.

[SEAL]